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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	February 23, 2016

AROTECH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-23336	95-4302784
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1229 Oak Valley Drive, Ann Arbor, Michigan	48108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(800) 281-0356

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SEC 873 (11/14)

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Item 1.01                      Entry into a Material Definitive Agreement.

On February 2, 2016, Arotech Corporation (the “Company” or “we”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) between the Company and Admiralty Partners, Inc. (“API”), providing for the sale by the Company to API of a total of 1,500,000 shares of common stock, par value $0.01. As part of the transactions contemplated by the Stock Purchase Agreement, API was granted the right to designate one person for election to the Board for so long as API continues to beneficially own at least 750,000 shares of Common Stock.

On February 23, 2016, in response to  a comment received from the Nasdaq Stock Market that the 750,000 share threshold for a director position originally agreed between the parties was lower than the Nasdaq’s preferred 5% of outstanding stock threshold, the Company and API agreed to amend the Stock Purchase Agreement to provide that API shall have the right to designate one person for election to the Board for so long as API and its affiliates continue to beneficially own at least 5% of the shares of Common Stock outstanding. In order to provide API with a portion of the rights that it had given up in this amendment, API and Messrs. Robert S. Ehrlich and Steven Esses, the Company’s Executive Chairman of the Board and President and Chief Executive Officer, respectively, agreed in a separate Voting Agreement that Messrs. Ehrlich and Esses would vote their shares of Common Stock in favor of any API designee nominated by the Nominating Committee of the Board of Directors of the Company for election to the Board. In addition, in order to allow API to protect against dilution and maintain its right to a director position, pursuant to the terms of the amendment to the Stock Purchase Agreement, the Company granted API and its affiliates the right to participate in future financings for so long as API and its affiliates continue to beneficially own at least 750,000 shares of Common Stock.

The foregoing description of the amendment to the Stock Purchase Agreement and the Voting Agreement is qualified in its entirety by the terms of the amendment and the agreement, which are filed herewith as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

1.      Increase in Board Size and Appointment of Jon B. Kutler as Director

On February 24, 2016, the Board of Directors (the “Board”) of Arotech, acting pursuant to the powers vested in it by Sections 3.1 and 3.4 of the Company’s Bylaws, (i) increased the size of the Board to eight, (ii) assigned the directorship thus created to Class I, and (iii) upon recommendation of the Nominating Committee of the Board, appointed Mr. Jon B. Kutler to serve as a Class I director to fill the newly-created vacancy on the Board. Mr. Kutler will serve as a Class I director until the Company’s annual meeting of stockholders in 2018 and until his successor is duly elected and qualified.

As previously disclosed, Mr. Kutler, 59, is currently chairman and CEO of Admiralty Partners, Inc., a private equity investment firm, a position he has held for more than the past five years. After service in the U.S. Navy and nearly a decade on Wall Street, Mr. Kutler founded Quarterdeck Investment Partners, an international investment bank focused on the global aerospace and defense markets. He sold Quarterdeck to Jefferies & Company in 2002 to focus on private equity investments under Admiralty Partners. Mr. Kutler is a recognized investor, investment banker and expert in the aerospace and defense industries. Mr. Kutler has been profiled in numerous international trade and business publications and television and has been a leading voice regarding trends in the aerospace and defense sectors. He is a Trustee of the California Institute of Technology, where he serves as chairman of the Jet Propulsion Laboratory and as a member of the Technology Transfer Committee. From January 2011 until its sale in February 2016, Mr. Kutler served on the Board of Directors of TeleCommunication Systems, Inc. (Nasdaq: TSYS). Mr. Kutler is a graduate of the United States Naval Academy and holds a Bachelor of Science degree in Naval Architecture. He received his Masters of Business Administration from Harvard University.

Mr. Kutler was appointed to the Company’s Executive and Finance Committee. The Board has determined that Mr. Kutler is an “independent director,” as that term is defined in Rule 4200(a)(15) of the Nasdaq listing standards and Rule 10A-3 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

In accordance with the terms of the Company’s 2007 Non-Employee Director Equity Compensation Plan (the “2007 Plan”), upon becoming a member of the Board, Mr. Kutler was granted 10,504 shares of the Company’s restricted common stock, par value $0.01 per share (the “Common Stock”) having a fair market value on the date of grant equal to twenty-five thousand dollars ($25,000), as determined based on the closing price of the Common Stock on the Nasdaq Global Market on the date of grant. In accordance with the terms of the 2007 Plan, one-third of the restricted shares of Common Stock granted to Mr. Kutler will vest on each one-year anniversary of the date of grant.

Pursuant to the terms of a Stock Purchase Agreement, dated as of February 2, 2016, between the Company and Admiralty Partners, Inc. (“API”), as amended (the “Stock Purchase Agreement”), API has the right to designate one person for election to the Board for so long as API and its affiliates continue to beneficially own at least 5% of the shares of Common Stock outstanding. API and Messrs. Robert S. Ehrlich and Steven Esses, the Company’s Executive Chairman of the Board and President and Chief Executive Officer, respectively, also agreed in a separate Voting Agreement that Messrs. Ehrlich and Esses would vote their shares of Common Stock in favor of any API designee nominated by the Nominating Committee of the Board of Directors of the Company for election to the Board. API has designated Mr. Kutler to serve as API’s designee. Pursuant to the terms of the Stock Purchase Agreement, the Company has agreed to appoint Mr. Kutler to the Board within 45 days of February 2, 2016. Mr. Kutler will participate in the Company’s standard non-employee director compensation plan, as described above. In connection with the Stock Purchase Agreement, the Company and Mr. Kutler entered into a consulting agreement, dated February 2, 2016 (the “Consulting Agreement”), pursuant to which Mr. Kutler agreed to provide consulting services to the Company for a period of three years, unless terminated earlier. Pursuant to the terms of the Consulting Agreement, Mr. Kutler will receive an annual fee for the three-year term of the Consulting Agreement equal to the difference between $125,000 and the amount of cash and the value of any stock received by Mr. Kutler for serving on the Board (directors generally receive approximately $70,000 per year in cash and stock), meaning that Mr. Kutler would receive a consulting fee of approximately $55,000 per year if he receives $70,000 per year in board fees. The foregoing descriptions of the Stock Purchase Agreement and the Consulting Agreement are qualified in their entirety by the terms of such agreements, which were filed as exhibits to the Company’s Current Report on Form 8-K filed on February 3, 2016, all of which material is hereby incorporated herein by reference.

Except as set forth above, there is no arrangement or understanding pursuant to which Mr. Kutler was appointed to the Board, nor are there any transactions or proposed transactions to which the Company and Mr. Kutler are, or will be, a party. As of the date of this report, except as set forth above, Mr. Kutler has not entered into any transaction requiring disclosure under Item 404(a) of Regulation S-K under the Securities Exchange Act.

2.      Decision of Seymour Jones to Retire as Director

On February 24, 2016, Prof. Seymour Jones, a member of the Company’s Board of Directors and the Chairman of its Audit Committee, advised the Board of Directors that he had decided to retire from the Board of Directors of the Company effective immediately for health reasons. Prof. Jones noted that this decision was not the result of any disagreement between Mr. Ehrlich and the Company on any matter relating to the Company’s operations, policies or practices. Kenneth W. Cappell, who is currently serving as a member of the Audit Committee, was appointed as the new Chairman of the Audit Committee, which will now consist of Messrs. Kenneth W. Cappell (Chairman), Michael E. Marrus, Richard I. Rudy and Carol J. Battershell (please see paragraph 3 below), and Michael E. Marrus will take Prof. Jones’s place on the Compensation Committee, which will consist of Dr. Jay M. Eastman (Chairman), Richard I. Rudy, and Michael E. Marrus.

3.      Appointment of Carol J. Battershell as Director

On February 24, 2016, the Board of Directors of Arotech Corporation (the “Company” or “we”) selected Ms. Carol J. Battershell to fill the vacancy on the Board created by the resignation of Prof. Seymour Jones. Ms. Battershell will serve as a Class II director until the Company’s annual meeting of stockholders in 2017 and until her successor is duly elected and qualified.

Biography of Carol J. Battershell

Carol J. Battershell, 54, currently serves as the Deputy Director for Energy Systems in the Office of Energy Policy and Systems Analysis (EPSA), whose role is to deliver unbiased energy analysis to the Department of Energy’s (DOE) leadership on existing and prospective energy-related policies. Ms. Battershell joined the DOE in 2008 in Energy Efficiency and Renewable Energy. She served first as a Senior Advisor with a focus on technology commercialization and then as Executive Director of Field Operations from 2010 to 2013, when she then moved to her current position with the EPSA. Prior to joining the DOE, Ms. Battershell spent 25 years in the energy industry, with BP, plc. (NYSE: BP) and before that with Standard Oil (which was purchased by BP). Her last roles at BP included Vice President, Policy and Strategy for BP Alternative Energy (2005-2008), where she was instrumental in developing the strategy and business case for an $8.0 billion investment to launch and grow the new BP Alternative Energy division, and Director, BP Renewables and Alternative Fuels (2002-2005), where she directed BP’s global activities in hydrogen research, their European wind business, as well as managing BP’s green energy consulting start-up company. Additional energy industry positions have included operations and strategy roles in retail fuels marketing, strategy and financial roles in business-to-business fuels marketing, as well a corporate role in environmental policy and development roles as chief of staff to two of BP’s most senior executives. She began her career as a refinery engineer in Ohio. Ms. Battershell holds a B.S. in engineering from Purdue University in West Lafayette, Indiana, and an MBA from Case Western Reserve University in Cleveland, Ohio.

Ms. Battershell was appointed to the Company’s Audit Committee. The Board has determined that Ms. Battershell is an “independent director,” as that term is defined in Rule 4200(a)(15) of the Nasdaq listing standards and Rule 10A-3 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and that she qualifies as an “audit committee financial expert” under applicable SEC and Nasdaq regulations .

In accordance with the terms of the Company’s 2007 Non-Employee Director Equity Compensation Plan (the “2007 Plan”), upon becoming a member of the Board, Ms. Battershell was granted 10,504 shares of the Company’s restricted common stock, par value $0.01 per share (the “Common Stock”) having a fair market value on the date of grant equal to twenty-five thousand dollars ($25,000), as determined based on the closing price of the Common Stock on the Nasdaq Global Market on the date of grant. In accordance with the terms of the 2007 Plan, one-third of the restricted shares of Common Stock granted to Ms. Battershell will vest on each one-year anniversary of the date of grant.

There is no arrangement or understanding pursuant to which Ms. Battershell was appointed to the Board, nor are there any transactions or proposed transactions to which the Company and Ms. Battershell are, or will be, a party. As of the date of this report, Ms. Battershell has not entered into any transaction requiring disclosure under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Item 9.01                      Financial Statements and Exhibits.

The following Exhibits are furnished as part of this Current Report on Form 8-K:

Exhibit Number	Description
10.1	Amendment dated February 23, 2016 to Stock Purchase Agreement dated as of February 2, 2016 between the Company and Admiralty Partners, Inc.
10.2	Voting Agreement dated February 23, 2016 among Admiralty Partners, Inc., Robert S. Ehrlich and Steven Esses
99.1	Press release dated February 25, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AROTECH CORPORATION
(Registrant)
/s/ Steven Esses
Name: Steven Esses
Title: President and Chief Executive Officer
Dated:           February 25, 2016